5. ACQUISITIONS

Effective on the close of business June 7, 2002, the Short Intermediate Bond Fund acquired substantially all the assets and assumed certain liabilities of Wachovia Intermediate Fixed Income Fund, Wachovia Short Term Fixed Income Fund and Evergreen Short Duration Income Fund in exchange for Class A, Class B, Class C and Class I shares of Evergreen Fixed Income Fund. Immediately after the acquisition, Evergreen Fixed Income Fund was renamed Evergreen Short Intermediate Bond Fund.

These acquisitions were accomplished by a tax-free exchange of the respective shares of the Fund. The value of net assets acquired, number of shares issued and unrealized appreciation acquired were as follows:

    Acquired Fund       Value of Net      Number of Shares       Unrealized
                       Assets Acquired      Issued              Appreciation

Wachovia Intermediate  $125,706,694     20,947,379        $ 2,462,699
Fixed Income Fund

Wachovia Short Term     42,829,825       7,136,747           766,570
Fixed Income Fund

Evergreen Short Duration 311,404,092       51,885,588       5,226,879
Income Fund

The aggregate net assets of the Fund immediately after the acquisition were $961,773,856.